CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2012 FIRST QUARTER FINANCIAL RESULTS

Q1 2012 Overview

•	Bluegreen Resorts (“Resorts”) system-wide sales of vacation ownership interests (“VOIs”) increased 28% to $74.7 million from $58.5 million in Q1 2011.
•	Sales of VOIs made on behalf of Resorts’ fee-based services clients, which are included in system-wide sales above, rose 17% to $19.7 million from $16.9 million in Q1 2011.
•	Income from continuing operations attributable to Bluegreen shareholders (defined as income from continuing operations after tax less net income attributable to non-controlling interest) rose 52% to $6.0 million, or $0.19 per diluted share, from $3.9 million, or $0.12 per diluted share, in Q1 2011.
•	Net income rose to $5.7 million, or $0.18 per diluted share, from net income of $2.5 million, or $0.08 per diluted share, in Q1 2011.
•	Unrestricted cash and cash equivalents at March 31, 2012 of $59.6 million.

Boca Raton, Fla. – May 11, 2012 – Bluegreen Corporation (NYSE: BXG), a leading timeshare sales, marketing and resort management company, today announced financial results for the quarter ended March 31, 2012.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “We are very pleased with our performance during the first quarter of 2012. We experienced strong growth in system-wide sales and our fee-based service business. We also generated positive free cash flow and reduced outstanding debt.”

Additional Q1 2012 operating highlights included:

•

In connection with its fee-based services business, Resorts sold $19.7 million of third-party VOIs in Q1 2012, generating sales and marketing commissions of approximately $12.8 million. This compares to sales of $16.9 million of third-party VOIs in Q1 2011, which generated sales and marketing commissions of $10.8 million.

•

Total revenues from fee-based services rose 13% to $31.6 million in Q1 2012 from $28.0 million in Q1 2011. Fee-based services contributed an estimated $11.5 million to Resorts operating profit in Q1 2012, compared to an estimated $9.5 million in Q1 2011. As of March 31, 2012, Bluegreen managed 45 timeshare resort properties and hotels compared to 42 as of March 31, 2011.

•

Free cash flow (defined as cash flow from operating and investing activities) was $23.3 million compared to $34.0 million in Q1 2011. This decline reflects $2.9 million of higher VOI construction and development spending at our Bluegreen/Big Cedar joint venture and lower cash received from notes receivable due to the decreasing balance of the portfolio. In addition, cash from operating activities in Q1 2011 benefited from an income tax refund of approximately $2.5 million.

On November 11, 2011, Bluegreen entered into a definitive merger agreement with BFC Financial Corporation (“BFC”). Pursuant to the terms of the merger agreement, if the merger is consummated, Bluegreen will become a wholly-owned subsidiary of BFC. Under the terms of the merger agreement, holders of Bluegreen’s common stock (other than BFC) will be entitled to receive, in exchange for each share of Bluegreen common stock that they hold at the effective time of the merger, eight shares of BFC’s Class A Common Stock (as adjusted in connection with a reverse stock split expected to be effected by BFC immediately prior to the consummation of the merger). The merger agreement provides for the transaction to be consummated by June 30, 2012, subject to extension to a date no later than September 30, 2012 in the event the parties are proceeding in good faith with respect to the consummation of the merger. However, consummation of the merger is subject to a number of closing conditions, including the approval of both our and BFC’s shareholders, the listing of BFC’s Class A Common Stock on a national securities exchange at the effective time of the merger and the absence of any legal restraints or prohibitions preventing the completion of the merger or litigation or other proceeding seeking to enjoin or prohibit the merger. There is no assurance that the merger will be consummated on the contemplated terms, including in the contemplated time frame, or at all.

BLUEGREEN RESORTS

Supplemental Financial Data and Reconciliation of System-Wide Sales of VOIs to GAAP Gross Sales of VOIs

Three Months Ended March 31, 2012 and 2011

(In 000’s, except percentages) (Unaudited)

	Three Months Ended March 31, 2012				Three Months Ended March 31, 2011

	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)
System-wide sales of VOIs (1)	$54,991	$19,722	$74,713		$41,564	$16,910	$58,474
Change in sales deferred under timeshare accounting rules	(5,003)	—	(5,003)		(516)	—	(516)
System-wide sales of VOIs, net (1)	49,988	19,722	69,710	100%	41,048	16,910	57,958	100%
Less: Sales of third-party VOIs		(19,722)	(19,722)	(28)	—	(16,910)	(16,910)	(29)
Gross sales of VOIs	49,988	—	49,988	72	41,048	—	41,048	71
Estimated uncollectible VOI notes receivable (2)	(6,668)	—	(6,668)	(13)	(4,119)	—	(4,119)	(10)
Sales of VOIs	43,320	—	43,320	62	36,929	—	36,929	64
Cost of VOIs sold (3)	(9,142)	—	(9,142)	(21)	(10,538)	—	(10,538)	(29)
Gross profit (3)	34,178	—	34,178	79	26,391	—	26,391	71
Fee-based sales commission revenue	—	12,778	12,778	18	—	10,764	10,764	19
Other resort fee-based services revenues	—	18,815	18,815	27	—	17,200	17,200	30
Cost of other resort fee-based services	(9,594)	(9,594)	(14)	—	(8,939)	(8,939)	(15)
Net carrying cost of VOI inventory	(3,392)	—	(3,392)	(5)	(4,142)	—	(4,142)	(7)
Selling and marketing expense (4)	(23,417)	(9,239)	(32,656)	(47)	(20,205)	(8,324)	(28,529)	(49)
Resorts G & A expense (4)	(3,209)	(1,266)	(4,475)	(6)	(2,965)	(1,221)	(4,186)	(7)
Bluegreen Resorts operating profit (loss) (5)	$4,160	$11,494	$15,654	22%	($921)	$9,480	$8,559	15%

(1) Amounts for “Fee-Based Services Business” represent sales of VOIs made on behalf of third parties, which are transacted as sales of timeshare interests in the Bluegreen Vacation Club and through the same sales and marketing process as the sale of the Company’s VOI inventory included under “Traditional Timeshare Business.”

(2) Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs.

(3) Percentages for cost of VOIs sold and the associated gross profit are calculated as a percentage of sales of VOIs.

(4) Selling and marketing expenses and Resorts G&A expenses are allocated pro rata based on system-wide sales of VOIs, net.

(5) General and administrative expenses attributable to corporate overhead have been excluded from the table. Corporate general and administrative expenses totaled $13.3 million and $10.4 million for the three months ended March 31, 2012 and 2011, respectively.

(6) Unless otherwise indicated.

System-wide sales of VOIs rose to $74.7 million in Q1 2012 from $58.5 million in Q1 2011, reflecting an increase in the number of sales transactions, partially offset by a lower average sales price per transaction. Total VOI sales transactions increased to 5,013 in Q1 2012 from 3,522 in Q1 2011 as a result of increased tour flow and an improved sale-to-tour conversion ratio. Total prospect tours in Q1 2012 were 36,470 as compared to 32,284 in Q1 2011, with new prospect tours rising to 19,456 in Q1 2012 from 17,800 in Q1 2011. Total sale-to-tour conversion ratio in Q1 2012 was 18.1%, as compared to 15.1% in Q1 2011, and the new prospect sale-to-tour conversion ratio was 13.1% in Q1 2012 compared to 11.4% in Q1 2011. Average sales price per transaction was $11,549 for Q1 2012 as compared to $12,106 for Q1 2011.

Charges for estimated uncollectible VOI notes receivable increased to $6.7 million in Q1 2012 from $4.1 million in Q1 2011. Bluegreen updates its estimates of uncollectible VOI notes receivable each quarter, and consequently, the charge against sales in a particular quarter for such uncollectibles may be impacted, favorably or unfavorably, by a change in expected losses on prior periods’ financed sales.

Cost of VOIs sold represented 21% and 29% of sales of VOIs in Q1 2012 and Q1 2011, respectively. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specfic VOIs sold in each period. Additionally, changes in assumptions, including estimated project sales, future defaults, upgrades and estimated incremental revenue from the resale of repossessed VOI inventory and the size of the point packages of the VOIs sold (due to offered volume discounts, including consideration of cumulative sales to existing owners) are reflected on a prospective basis in the period the change occurs.

As a percentage of system-wide sales of VOIs, net, selling and marketing expenses decreased to 47% in Q1 2012 from 49% in Q1 2011, due to changes in the mix of marketing programs and a higher sale-to-tour conversion ratio. Sales to existing Bluegreen owners as a percentage of system-wide sales of VOIs increased to 60% in Q1 2012 from 59% in Q1 2011.

Operating profit at Resorts rose to $15.7 million, or 22% of system-wide sales of VOI’s, net, for Q1 2012 from operating profit of $8.6 million, or 15% of system-wide sales of VOI’s, net, for Q1 2011.

INTEREST INCOME AND INTEREST EXPENSE

Net interest spread is the excess of interest income over interest expense. Pre-tax income from net interest spread in Q1 2012 was $10.6 million compared to $9.9 million in Q1 2011 due to a decrease in interest income resulting from the continued decline in Bluegreen’s VOI notes receivable portfolio, which was more than offset by a decrease in interest expense as Bluegreen continues to reduce the level of debt on its balance sheet.

DISCONTINUED OPERATIONS

Bluegreen Communities, which is reported as discontinued operations in all periods presented, marketed residential homesites, the majority of which were sold directly to retail customers seeking to build a home generally in the future, and operated daily-fee golf courses. As previously announced, on May 4, 2012, substantially all of the assets which comprised Bluegreen Communities were sold to Southstar Development Partners, Inc. for a purchase price of $29.0 million in cash. Bluegreen may also receive certain contingent consideration based on Southstar’s sale, if any, of two properties sold to Southstar as part of the transaction.

The loss from discontinued operations, net of income tax benefit for Q1 2012 was $0.3 million, or $0.01 per diluted share, compared to $1.4 million, or $0.04 per diluted share, in Q1 2011.

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is a leading timeshare sales, marketing and resort management company. Bluegreen Resorts manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 160,000 owners, over 59 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, and sales and marketing services on behalf of third parties. For more information, visit www.bluegreencorp.com.

Additional Information and Where to Find it

BFC has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4, in which a joint proxy statement/prospectus concerning the merger is included. The joint proxy statement/prospectus will be sent to the shareholders of BFC and Bluegreen, who are advised to read the joint proxy statement/prospectus when it is finalized and distributed because it will contain important information. Shareholders of BFC and Bluegreen will be able to obtain a copy of the joint proxy statement/prospectus and other relevant documents filed with the SEC free-of-charge from the SEC’s web site at www.sec.gov or by directing a request by mail to Corporate Secretary, 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309, or by calling 954-940-4900.

BFC, Bluegreen and certain of their directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders in connection with the merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation as well as additional information concerning BFC’s and Bluegreen’s directors and executive officers will be set forth in the joint proxy statement/prospectus relating to the merger. Information concerning BFC’s and Bluegreen’s directors and executive officers is also set forth in their respective filings with the SEC.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

Statements in this release may constitute forward-looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including, but not limited to, the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services; risks relating to the proposed merger with BFC, including that the anticipated benefits of the merger may not be realized and the risk that the merger may not be consummated in accordance with the contemplated terms, in the contemplated timeframe, or at all; the sale of Bluegreen Communities may not result in anticipated improvements in our operating results and financial condition; the Company’s efforts to improve its liquidity through cash sales and larger down payments on financed sales may not be successful; the performance of the Company’s VOI notes receivable may deteriorate, and the FICO® score-based credit underwriting standards may not have the expected effects on the performance of the receivables; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend, or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; the Company may not be able to successfully securitize additional timeshare loans and/or obtain adequate receivable credit facilities in the future; risks relating to pending or future litigation, regulatory proceedings, claims and assessments; sales and marketing strategies may not be successful; marketing costs may increase and not result in increased sales; system-wide sales, including sales on behalf of third parties and sales to existing owners, may not continue at current levels or they may decrease; fee-based service initiatives may not be successful and may not grow or generate profits as anticipated; risks related to other financial trends discussed in this press release, including that the volume of tours and the sale-to-tour conversion ratio may not continue at current levels or decrease, the Company may be required to further increase its allowance for loan losses in the future and record additional impairment charges as a result of any such increase; selling and marketing expenses as a percentage of system-wide sales of VOIs, net may not remain at current levels or they may increase; and the Company’s indebtedness may increase in the future; and the risks and other factors detailed in the Company’s SEC filings, including those contained in the “Risk Factors” sections of such filings.

Condensed Consolidated Statements of Operations

(In 000's, except per share data)

(Unaudited)

	For the Three Months Ended March 31,

	2012	2011
Revenues:
Gross sales of VOIs	$49,988	$41,048
Estimated uncollectible VOI notes receivable	(6,668)	(4,119)
Sales of VOIs	43,320	36,929

Fee-based sales commission revenue	12,778	10,764
Other fee-based services revenue	18,815	17,200
Interest income	21,917	24,556
Other income, net	343	324
	97,173	89,773
Costs and expenses:
Cost of VOIs sold	9,142	10,538
Cost of other resort operations	12,986	13,081
Selling, general and administrative expenses	51,067	43,944
Interest expense	11,352	14,618
	84,547	82,181
Income before non-controlling interest,
provision for income taxes and discontinued operations	12,626	7,592
Provision for income taxes	4,131	2,526
Income from continuing operations	8,495	5,066
Loss from discontinued operations, net of income taxes	(303)	(1,376)
Net income	8,192	3,690
Less: Net income attributable to non-controlling interest	2,542	1,159
Net Income attributable to Bluegreen Corporation	$5,650	$2,531

Income attributable to Bluegreen Corporation per common share - Basic
Earnings per share from continuing operations
attributable to Bluegreen shareholders	$0.19	$0.13
Loss per share from discontinued operations	(0.01)	(0.04)
Earnings per share attributable to Bluegreen shareholders	$0.18	$0.08

Income attributable to Bluegreen Corporation per common share - Diluted
Earnings per share from continuing operations
attributable to Bluegreen shareholders	$0.19	$0.12
Loss per share from discontinued operations	(0.01)	(0.04)
Earnings per share attributable to Bluegreen shareholders	$0.18	$0.08

Weighted average number of common shares:
Basic	31,245	31,178
Diluted	31,382	32,055

Condensed Consolidated Balance Sheets

(In 000's, except per share data)

	March 31,	December 31,
	2012	2011
ASSETS	(Unaudited)

Unrestricted cash and cash equivalents	$59,553	$80,931
Restricted cash ($41,810 and $38,913 in VIEs at March 31, 2012
and December 31, 2011, respectively)	55,624	51,125
Notes receivable, net ($357,473 and $375,904 in VIEs at March 31, 2012
and December 31, 2011, respectively)	500,762	512,517
Prepaid expenses	11,987	4,120
Other assets	45,983	47,100
Inventory	296,258	302,843
Property and equipment, net	69,630	70,112
Assets held for sale	27,750	28,625
Total assets	$1,067,547	$1,097,373

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$10,084	$8,834
Accrued liabilities and other	59,449	62,878
Deferred income	28,170	24,549
Deferred income taxes	19,438	15,776
Receivable-backed notes payable - recourse ($14,327 and $15,826 in VIEs
at March 31, 2012 and December 31, 2011, respectively)	110,126	110,016
Receivable-backed notes payable - non-recourse (in VIEs)	348,920	369,314
Lines-of-credit and notes payable	70,733	86,817
Junior subordinated debentures	110,827	110,827
Total liabilities	757,747	789,011

Total shareholders’ equity	309,800	308,362
Total liabilities and shareholders' equity	$1,067,547	$1,097,373